Exhibit 99.1

RE: MHI Hospitality Corporation
4801 Courthouse Street, Suite 201
Williamsburg, VA 23188
(757) 229-5648

TRADED: AMEX: MDH

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Georganne Palffy
Chief Financial Officer	General Information
(301) 220-5400	(312) 640-6768

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 25, 2006

MHI HOSPITALITY CORPORATION CLOSES ACQUISITION

OF LOUISVILLE RAMADA RIVERFRONT INN

Williamsburg, VA – September 25, 2006 – MHI Hospitality Corporation (AMEX: MDH), announced today that it has completed the acquisition of the 186-room Louisville Ramada Riverfront Inn, located in Jeffersonville, Indiana for approximately $7.6 million, or $41,000 per unit. The hotel is located directly on the Ohio River, with unimpeded views of the Louisville skyline, and easy access to the center of downtown Louisville.

The purchase was structured to meet the requirements of a 1031 like-kind exchange, enabling the company to defer all capital gains on the sale in August of its Williamsburg property. To facilitate the closing of the acquisition, MHI accessed approximately $7.5 million from its line of credit, and approximately $200,000 in cash proceeds from the sale of its Williamsburg property.

This acquisition represents the company’s first deep turn opportunity since its initial public offering. The company initially planned to have the property remain open during renovations; however management has decided that due to the scope of the project, the property will be closed through its completion. The restaurants in the adjacent building will remain open during the renovation stage. MHI expects the rebranded hotel to re-open in the third quarter 2007.

Andrew M. Sims, the president and CEO of the company stated, “We are pleased to close the acquisition of the Ramada Riverfront. Once our extensive renovations are completed, we believe that this repositioned and upbranded asset will be very competitive as the only upscale property in the growing Jeffersonville sub-market, across from Louisville on the Ohio riverfront. The area is benefiting from the introduction of several new businesses and light industrial parks.”

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MHI Hospitality Corporation

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About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale, and upper upscale full service hotels in the mid-Atlantic and southeastern United States. Currently, the company’s portfolio consists of seven properties for a total of 1,723 rooms, all of which operate under the Hilton and Intercontinental Hotels Group brands. In addition to these seven hotels, the company has a leasehold interest in the common area of a resort condominium property, Shell Island Resort, which has approximately 160 condominium suites owned by individual owners. The company is listed on the Russell Microcap™ Index, which is comprised of the smallest 1,000 securities in the small-cap Russell 2000™ Index along with the next 1,000 companies, based on a ranking of all U.S. equities by market capitalization. More information on the company may be found on its website at www.mhihospitality.com.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the company’s current and periodic filings with the Securities and Exchange Commission. The company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.